Exhibit 99.1

MiMedx Announces First Quarter of 2016
Revenue Results

$53.4 MILLION Q1 2016 REVENUE IS 31% INCREASE OVER Q1 2015

Marietta, Georgia, April 10, 2016, (PR Newswire) -- MiMedx Group, Inc. (NASDAQ: MDXG), the leading regenerative medicine company utilizing human amniotic tissue and patent-protected processes to develop and market advanced products and therapies for the Wound Care, Surgical, Orthopedic, Spine, Sports Medicine, Ophthalmic, and Dental sectors of healthcare, announced today its revenue results for the first quarter of 2016.

First Quarter 2016 Revenue Highlights

•	Q1 2016 revenue of $53.4 Million is 31% increase over Q1 2015 revenue

•	Surgical, Sports Medicine and Orthopedics (SSO) revenue grew 28% over Q1 2015

•	Wound Care revenue grew 32% over Q1 2015

The Company recorded record revenue for the 2016 first quarter of $53.4 million, a $12.6 million or 31% increase over 2015 first quarter revenue of $40.8 million.

Parker H. “Pete” Petit, Chairman and CEO, said, “We are disappointed that our revenue fell short of our forecasted guidance by about two million dollars. After seventeen straight quarters of meeting or exceeding our revenue guidance, we had our first miss. Three key issues contributed to our first quarterly revenue shortfall. The principal one of these was the initial effects that our installation of a very sophisticated Sales Management System (SMS) had on our sales organization. The second issue related to our first quarter movement and realignment of certain sales management to prepare our surgical business for more autonomous growth. The last of the contributing issues was the distraction to our core business resulting from the initial assimilation of Stability Biologics into the organization.”

“I would like to emphasize that these first quarter issues resulting in our lower than expected revenues are not competitive related or systemic to advanced wound care or our SSO business. They were the consequence of our own initiatives to make changes in order to continue orderly growth in the future. These initiatives created issues having temporary effects. At this stage of our growth, it was imperative that we put in place a sophisticated and highly metrics driven SMS,” added Petit.

Bill Taylor, President and COO, commented, “The confluence of all of these changes simply reduced our sales organization’s productivity. The implementation of a much more sophisticated SMS had the normal flaws associated with such an installation, which slowed down a number of the ordering processes. In addition, our initiative to split our two sales organizations required that our sales persons “tag” all orders in the new SMS. There were some initial flaws in the tagging process, which caused confusion and distraction from day to day sales activities. We made progress toward resolving issues as they were presented, but these conditions ultimately were relatively disruptive to our order flow.”

“I classify our first quarter issues as ‘growing pains' that we had to endure because the size of our sales organization now requires very sophisticated and timely reporting. The good news is that we have built our SMS around Salesforce.com and our own customized applications specifically focused on what we want to achieve in the advanced wound care sector. We believe this new system will be extremely effective in helping us manage the complexities of our wound care markets. Moving forward, we believe it will also enhance our sales management capabilities for our surgical products. The new system tracks historical information, provides real time sales reporting, as well as facilitates field management’s and corporate management’s continual review of goals, objectives and activities in each territory. I do not believe any other organizations in our sector of healthcare have developed systems of this sophistication, so we will continue to have a major operating advantage.” noted Petit.

“As the Company closed out the quarter, the majority of these issues had been resolved. We have purposely not provided a second quarter revenue forecast at this time because we wish to use the next two weeks to obtain further data on how effectively our systems are executing. We will be in a much better position when we report the first quarter’s full results in our first quarter earnings release and Shareholder Conference Call on April 26, 2016. At this point, our full year 2016 revenue forecast of $260 million to $270 million remains unchanged,” added Petit.

Taylor concluded, “We would like to again emphasize that we continue making rapid progress with our new complimentary products and have a pipeline of new innovations coming. Management is still quite enthusiastic about the new Stability Biologics products, which include the Physio® bone growth products and the AlloBurn™ products. In addition, MiMedx plans to introduce a totally new product line that has both surgical and certain wound care applications at the end of the second quarter or in the third quarter. These product lines have significant potential to increase our marketplace presence in both the surgical area as well as wound care.”

Shareholder Call

MiMedx management will host a live broadcast of its first quarter of 2016 revenue results conference call on Monday, April 11, 2016, beginning at 11:00 a.m. eastern time. A listen-only simulcast of the MiMedx Group conference call will be available on-line at the Company’s website at www.mimedx.com. A 30-day on-line replay will be available approximately one hour following the conclusion of the live broadcast. The replay can also be found on the Company’s website at www.mimedx.com.

About MiMedx

MiMedx® is an integrated developer, processor and marketer of patent protected and proprietary regenerative biomaterial products and bioimplants processed from human amniotic membrane and other birth tissues and human skin and bone. “Innovations in Regenerative Biomaterials" is the framework behind our mission to give physicians products and tissues to help the body heal itself. Our biomaterial platform technologies are AmnioFix®, EpiFix®, OrthoFlo, Physio®, AlloBurn™, and CollaFix™. AmnioFix and EpiFix are our tissue technologies processed from human amniotic membrane derived from donated placentas. Elected in advance of delivery through our donor program, a mother delivering a healthy baby via scheduled full-term Caesarean section birth may donate the placenta in lieu of having it discarded as medical waste. We process the human amniotic membrane utilizing our proprietary PURION® Process, to produce a safe and effective implant. MiMedx is the leading supplier of amniotic tissue, having supplied over 600,000 allografts to date for application in the Wound Care, Burn, Surgical, Orthopedic, Spine, Sports Medicine, Ophthalmic and Dental sectors of healthcare. We recently introduced OrthoFlo, an amniotic fluid derived allograft for homologous use. Amniotic fluid is donated by a consenting mother delivering a full-term healthy baby by scheduled Caesarean section. Through the recent acquisition of Stability Biologics, our newest proprietary platforms include Physio™, a unique bone grafting material comprised of 100% bone tissue with no added carrier, thus maximizing bone forming potential, a demineralized bone matrix (DBM) to complement our product portfolio offerings within the Orthopedic market and AlloBurn, a skin product for burns. CollaFix, our next technology platform we plan to commercialize, is our collagen fiber technology, developed with our patented cross-linking polymers, designed to mimic the natural composition, structure and mechanical properties of musculoskeletal tissues in order to augment their repair. CollaFix is the only biological, biodegradable, biomimetic technology that matches human tendon in strength and stiffness. The Company’s wholly-owned subsidiary, Stability Biologics, LLC, is accredited by the American Association of Tissue Banks (AATB) and registered with the FDA. The Company distinguishes its revenue in two primary regenerative medicine specialties of “Wound Care” and “SSO.” The Company defines SSO as surgical, sports medicine and orthopedics with spinal procedures included in orthopedics and abdominal, and lower pelvic procedures included in surgical.

Safe Harbor Statement

This press release includes statements that look forward in time or that express management's beliefs, expectations or hopes. Such statements are forward-looking statements within the meaning of the Private Securities Litigation Reform

Act of 1995. These statements include, but are not limited to, the first quarter revenue shortfall is due to the installation of the SMS system, realignment of sales management, and the distractions related to the Stability Biologics integration, and not due to competitive or systemic issues; the majority of the issues contributing to the shortfall have been resolved; the issues related to the revenue shortfall are temporary; the new SMS will assist in managing the complexities of the wound care market and assist sales management on the surgical products side; the Company’s financial expectations for full year 2016; and the new product lines the Company plans to introduce later this year have significant potential to increase the Company’s marketplace presence in the surgical and wound care areas. These statements are based on current information and belief, and are not guarantees of future performance. Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements include that the Company’s revenue may not grow as expected or may decline; that the Company’s products may not gain acceptance for surgical applications as anticipated; that the first quarter revenue shortfall is not due to the factors identified, and other factors actually contributed; that the shortfall is due in fact to competitive effects or to systemic issues; that the issues contributing to the shortfall have not been resolved and are not temporary, and therefore could impact future quarters; that the new SMS will not perform as anticipated or have the anticipated benefits; the Company’s 2016 revenue and earnings may not grow as expected; and that the Company is unable to launch the new product lines as expected or that the product lines do not have the impact on the marketplace as expected, and the risk factors detailed from time to time in the Company's periodic Securities and Exchange Commission filings, including, without limitation, its 10-K filing for the fiscal year ended December 31, 2015. By making these forward-looking statements, the Company does not undertake to update them in any manner except as may be required by the Company's disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.

Investor Contact:
COCKRELL GROUP
Rich Cockrell
877-889-1972
investorrelations@thecockrellgroup.com
cockrellgroup.com